Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Carolyn Castel
	Vice President		Director
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS CORPORATION REPORTS RECORD THIRD QUARTER 2006 RESULTS

NET EARNINGS INCREASED 12.5%, WHILE DILUTED EPS ROSE TO $0.33

WOONSOCKET, RHODE ISLAND, November 1, 2006 - CVS Corporation (NYSE: CVS), today announced earnings for the quarter ended September 30, 2006.

Net earnings for the quarter increased 12.5% to $284.2 million or $0.33 per diluted share, compared with net earnings of $252.7 million or $0.30 per diluted share in the third quarter of 2005. The Company estimates that the acquisition of 701 standalone Sav-on and Osco drugstores on June 2, 2006, had a negative impact of approximately $0.05 per diluted share in the third quarter of 2006. The Company’s third quarter results compared to last year were driven by significant sales growth, continued improvement in gross margins and solid expense control in the core business.

“Our solid third quarter results reflect the continued strength of our business across our markets. We delivered strong sales results and improved gross margin in both the pharmacy and front-end businesses,” stated Tom Ryan, Chairman, President and Chief Executive Officer of CVS Corporation. “We also made significant progress on the integration of the stores we purchased from Albertson’s on June 2nd. We completed the systems integration and began remodeling the Sav-on and Osco stores to look and feel like CVS/pharmacies. The early feedback from customers has been highly positive, and we are optimistic about the benefits we will achieve once the stores are re-introduced to customers.

Mr. Ryan continued, “Additionally, we completed the purchase of MinuteClinic, the pioneer and largest provider of retail-based health clinics in the U.S., and we expect to roll out this valued service to our customers nationwide, at a pace of expansion that is appropriate to the business opportunity.”

CVS previously reported that net sales for the third quarter increased 24.9% to $11.2 billion, up from $9.0 billion during the third quarter of 2005. Same store sales (sales from stores open more than one year) for the quarter rose 9.1%, while pharmacy same store sales rose 10.2% and front-end same store sales increased 6.4%. Same store sales do not include the sales results of the drugstores acquired on June 2, 2006. These acquired stores will be included in same store sales following the one-year anniversary of the acquisition, beginning in fiscal July 2007. Total pharmacy sales represented 70.3% of total company sales for the quarter. Third party prescription sales were 94.5% of pharmacy sales for the quarter.

For the third quarter, CVS opened 32 new stores, closed 80 stores and relocated 25 others. As of September 30, 2006, CVS operated 6,157 retail and specialty pharmacy stores in 43 states and the District of Columbia.

The Company will be holding a prerecorded conference call tomorrow for the investment community at 8:30 a.m. (ET) to discuss the quarterly results. An audio webcast of the conference call will be broadcast simultaneously through the Investor Relations portion of the CVS website for all interested parties. To access the webcast, visit http://investor.CVS.com. This webcast will be archived and available on the web site for a one-month period following the conference call.

CVS is America’s largest retail pharmacy, operating approximately 6,200 retail and specialty pharmacy stores in 43 states and the District of Columbia. With more than 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. CVS innovatively serves the healthcare needs of all customers through its CVS/pharmacy stores; its online pharmacy, CVS.com; its retail-based health clinic subsidiary, MinuteClinic; and its pharmacy benefit management, mail order and specialty pharmacy subsidiary, PharmaCare. General information about CVS is available through the Investor Relations portion of the Company’s website, at http://investor.CVS.com as well as through the pressroom portion of the Company’s website, at www.cvs.com/pressroom.

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations ~ Cautionary Statement Concerning Forward-Looking Statements” in its Quarterly Report on Form 10-Q for the period ended July 1, 2006.

– Tables Follow –

CVS CORPORATION

Consolidated Condensed Statements of Operations

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
In millions, except per share amounts	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005
Net revenues	$11,206.9	$8,970.4	$31,747.5	$27,274.2
Cost of goods sold, buying and warehousing costs	8,126.6	6,569.4	23,173.8	20,075.0

Gross profit	3,080.3	2,401.0	8,573.7	7,199.2
Selling, general and administrative expenses	2,350.1	1,814.4	6,349.5	5,349.6
Depreciation and amortization	193.4	147.7	531.9	433.2

Total operating expenses	2,543.5	1,962.1	6,881.4	5,782.8

Operating profit	536.8	438.9	1,692.3	1,416.4
Interest expense, net	75.2	27.3	134.7	83.6

Earnings before income tax provision	461.6	411.6	1,557.6	1,332.8
Income tax provision	177.4	158.9	605.9	514.5

Net earnings	284.2	252.7	951.7	818.3
Preference dividends, net of income tax benefit	3.5	3.5	10.5	10.5

Net earnings available to common shareholders	$280.7	$249.2	$941.2	$807.8

Basic earnings per common share: Net earnings	$0.34	$0.31	$1.15	$1.00

Weighted average basic common shares outstanding	822.3	813.5	819.3	810.4

Diluted earnings per common share: (1) Net earnings	$0.33	$0.30	$1.11	$0.97

Weighted average diluted common shares outstanding	855.4	845.0	852.2	841.4

Dividends declared per common share	$0.03875	$0.03625	$0.11625	$0.10875

(1)	Diluted earnings per common share is computed by dividing (i) net earnings, after accounting for the difference between the dividends on the ESOP preference stock and common stock and after making adjustments for the incentive compensation plans by (ii) Basic shares plus the additional shares that would be issued assuming that all dilutive stock awards are exercised and the ESOP preference stock is converted into common stock. The dilutive earnings adjustment was $1.0 million and $1.1 million for the thirteen weeks ended September 30, 2006 and October 1, 2005 respectively. The dilutive earnings adjustment was $3.1 million and $3.2 million for the thirty-nine weeks ended September 30, 2006 and October 1, 2005 respectively.

CVS CORPORATION

Consolidated Condensed Balance Sheets

(Unaudited)

In millions, except share and per share amounts	September 30, 2006	December 31, 2005
Assets:
Cash and cash equivalents	$394.6	$513.4
Accounts receivable, net	2,197.4	1,839.6
Inventories	7,014.5	5,719.8
Deferred income taxes	222.8	241.1
Other current assets	113.8	78.8

Total current assets	9,943.1	8,392.7

Property and equipment, net	6,192.6	3,952.6
Goodwill	3,265.2	1,789.9
Intangible assets, net	1,346.9	802.2
Deferred income taxes	152.8	122.5
Other assets	226.8	223.5

Total assets	$21,127.4	$15,283.4

Liabilities:
Accounts payable	$2,816.7	$2,467.5
Accrued expenses	1,592.9	1,521.4
Short-term debt	3,160.2	253.4
Current portion of long-term debt	46.4	341.6

Total current liabilities	7,616.2	4,583.9

Long-term debt	3,279.9	1,594.1
Other long-term liabilities	796.9	774.2

Shareholders’ equity:
Preference stock, series one ESOP convertible, par value $1.00: authorized 50,000,000 shares; issued and outstanding 4,034,000 shares at September 30, 2006 and 4,165,000 shares at December 31, 2005	215.6	222.6
Common stock, par value $0.01: authorized 1,000,000,000 shares; issued 845,151,000 shares at September 30, 2006 and 838,841,000 shares at December 31, 2005	8.5	8.4
Treasury stock, at cost: 21,874,000 shares at September 30, 2006 and 24,533,000 shares at December 31, 2005	(319.5)	(356.5)
Guaranteed ESOP obligation	(114.0)	(114.0)
Capital surplus	2,140.0	1,922.4
Retained earnings	7,595.2	6,738.6
Accumulated other comprehensive loss	(91.4)	(90.3)

Total shareholders’ equity	9,434.4	8,331.2

Total liabilities and shareholders’ equity	$21,127.4	$15,283.4

CVS CORPORATION

Consolidated Condensed Statements of Cash Flows

(Unaudited)

	39 Weeks Ended
In millions	September 30, 2006	October 1, 2005
Cash flows from operating activities:
Cash receipts from revenues	$31,387.4	$27,247.6
Cash paid for inventory	(22,868.0)	(19,825.2)
Cash paid to other suppliers and employees	(6,710.4)	(6,020.5)
Interest received	12.0	4.7
Interest paid	(164.3)	(112.2)
Income taxes paid	(663.5)	(442.9)

Net cash provided by operating activities	993.2	851.5

Cash flows from investing activities:
Additions to property and equipment	(1,116.1)	(1,140.3)
Proceeds from sale-leaseback transactions	—	167.1
Acquisitions (net of cash acquired) and other investments	(4,201.0)	35.8
Cash outflow from hedging activities	(5.2)	—
Proceeds from sale or disposal of assets	19.3	28.8

Net cash used in investing activities	(5,303.0)	(908.6)

Cash flows from financing activities:
Additions to/ (reductions in) short-term debt	2,906.8	(60.1)
Dividends paid	(95.1)	(87.9)
Proceeds from exercise of stock options	155.7	172.4
Excess tax benefits from stock based compensation	31.5	—
Additions to long-term debt	1,500.0	16.5
Reductions in long-term debt	(307.9)	(7.9)

Net cash provided by financing activities	4,191.0	33.0

Net decrease in cash and cash equivalents	(118.8)	(24.1)
Cash and cash equivalents at beginning of period	513.4	392.3

Cash and cash equivalents at end of period	$394.6	$368.2

Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$951.7	$818.3
Adjustments required to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	531.9	433.2
Stock based compensation	50.6	—
Deferred income taxes and other noncash items	52.9	56.6
Change in operating assets and liabilities, providing/(requiring) cash, net of effects from acquisitions:
Accounts receivable, net	(360.0)	(26.6)
Inventories	(516.7)	(242.2)
Other current assets	(33.5)	(24.3)
Other assets	(3.4)	(3.5)
Accounts payable	347.5	49.6
Accrued expenses	7.1	(156.3)
Other long-term liabilities	(34.9)	(53.3)

Net cash provided by operating activities	993.2	851.5